Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sigma-Aldrich Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-74163) on Form S-3 and registration statements (Nos. 333-49912, 33-24415, 33-62541, 333-64661, 333-30528 and 333-105033) on Form S-8 of Sigma-Aldrich Corporation (the Company) of our reports dated March 13, 2006 with respect to the consolidated balance sheets of Sigma-Aldrich Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Sigma-Aldrich Corporation.

Sigma-Aldrich Corporation acquired JRH on February 28, 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, JRH’s internal control over financial reporting. Total assets related to JRH of $418.7 million and revenues for the 10-month period subsequent to the acquisition (March 1 - December 31, 2005) of $132.6 million were included in the consolidated financial statements of Sigma-Aldrich Corporation and subsidiaries as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of JRH as of December 31, 2005.

/s/ KPMG LLP
St. Louis, Missouri March 13, 2006